Exhibit 99.1
Press Release
Aspen Insurance Holdings Announces Preliminary Loss Estimates for First Quarter 2010
Catastrophes
Hamilton, Bermuda, March 29, 2010 — Aspen Insurance Holdings Limited (“Aspen”) (NYSE:AHL) today announced its preliminary loss estimates for the earthquake which struck off of the southern coast of Chile on February 27, 2010, European Windstorm Xynthia and the Australian hailstorms and floods.
Aspen’s preliminary loss estimate for the Chilean earthquake is in the range of $70 million to $110 million, net of tax and reinstatement premiums. This loss is virtually all derived from Aspen’s reinsurance operations with the Company’s insurance business accounting for less than $0.5 million. Aspen’s reinsurance exposure to this event mainly arises from the Company’s international clients with worldwide operations, which include Chile.
Aspen’s preliminary net after tax loss estimate for Windstorm Xynthia is less than $5 million, net of reinstatement premiums, with its reinsurance operations accounting for the entire loss.
The Company expects its exposure to the Australian hailstorms and floods to be negligible.
Chris O’Kane, Chief Executive Officer said, “We are deeply saddened by the tremendous human and economic losses caused by these natural catastrophes and are entirely committed to supporting our clients as they recover from the devastation. Aspen’s diversified portfolio of insurance and reinsurance products responded as we had expected for events such as the Chilean earthquake, Windstorm Xynthia and the Australian hailstorms. This demonstrates the strength of our risk management framework and robust underwriting standards.”
Firm market loss estimates for the Chilean earthquake and Windstorm Xynthia have yet to be determined and Aspen has received only a very limited number of definitive loss notifications from its reinsurance clients. However, Aspen’s initial investigation and analysis to date suggest that total industry losses from the Chilean earthquake will be in the region of $5 billion to $8 billion. Aspen estimates that Windstorm Xynthia may result in a loss to the industry ranging from €1.25 billion to €2.5 billion. Aspen’s company specific loss estimates are not developed solely on market losses and therefore would not change in direct correlation with any future increases or decreases to industry losses.
Aspen’s estimated losses from each of those events are preliminary and involve the exercise of considerable judgment and reflect a combination of ground-up evaluations, information available to date from brokers, the application of Aspen’s catastrophe modelling, industry losses, market intelligence, initial tentative loss reports and other sources. Consequently, the actual net impact on Aspen’s results arising from these events may differ materially from the current estimate. Preliminary forecasts of losses relating to the earthquake and after-shocks in Chile, for the industry as a whole and for individual companies, are subject to significant uncertainty due to limited actual loss data. As additional loss information becomes available, we may revise this estimate.
About Aspen Insurance Holdings Limited
Aspen provides reinsurance and insurance coverage to clients in various domestic and global markets through wholly-owned subsidiaries and offices in Bermuda, France, Ireland, Singapore, the United States, the United Kingdom, and Switzerland. For the twelve months ended December 31, 2009, Aspen reported gross written premiums of $2,067.1 million, net income of $473.9 million and total assets of $8.3 billion. Its operating subsidiaries have been assigned a rating of “A” (“Strong”) by Standard & Poor’s, an “A” (“Excellent”) by A.M. Best and an “A2” (“Good”) by Moody’s Investors Service. For more information about Aspen, please visit www.aspen.bm.
Application of the Safe Harbor of the Private Securities Litigation Reform Act of 1995:
This press release contains written, and Aspen’s officers may make related oral, “forward-looking statements” within the meaning of the U.S. federal securities laws regarding. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward- looking statements include all statements that do not relate solely to historical or current facts, and can be identified by the use of words such as “expect,” “intend,” “plan,” “believe,” “project,” “anticipate,” “seek,” “will,” “estimate,” “may,” “continue,” and similar expressions of a future or forward-looking nature.
All forward-looking statements address matters that involve risks and uncertainties. Accordingly, there are or will be important factors that could cause actual results to differ materially from those indicated in these statements. Aspen believes these factors include, but are not limited to: the possibility of greater frequency or severity of or unanticipated losses from natural or man-made catastrophes, including the Chilean Earthquake and after-shocks, European windstorms and Australian hailstorms than the Company’s underwriting, reserving, reinsurance purchasing or investment practices have anticipated; the level of inflation in repair costs due to limited availability of labor and materials after catastrophes; changes in the total industry losses, or the Company’s share of such losses, resulting from the Chilean Earthquake, European windstorms and Australian hailstorms; the actual number of the Company’s insureds incurring losses from these events; evolving issues with respect to interpretation of coverage of such events; the limited actual loss reports received from the Company’s insureds to date; the preliminary nature of possible loss information received by brokers to date on behalf of cedants; the Company’s reliance on industry loss estimates and those generated by modeling techniques; the effectiveness of the Company’s loss limitation methods; changes in the availability, cost or quality of reinsurance or retrocessional coverage; a decline in the operating subsidiaries’ ratings with Standard & Poor’s, A.M. Best or Moody’s; changes in general economic conditions; increased competition on the basis of pricing, capacity, coverage terms or other factors; decrease in demand for the Company’s insurance or reinsurance products and cyclical downturn of the industry; changes in governmental regulation or tax laws in the jurisdictions where the Company conducts business; the impact of these catastrophes on the Company’s reinsurers; the amount and timing of reinsurance recoverables and reimbursements actually received by the Company from its reinsurers; the overall level of competition in our lines of business on the basis of pricing, capacity, coverage terms or other factors, and the related demand and supply dynamics as contracts come up for renewal. For a more detailed description of these uncertainties and other factors which could cause results to differ materially, please see the “Risk Factors” section in Aspen’s Annual Report on Form 10-K as filed with the U.S. Securities and Exchange Commission on February 26, 2010. Aspen undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.
CONTACT:

Investor Contact:
Aspen Insurance Holdings Limited
Noah Fields, Head of Investor Relations	T: +1 441-297-9382

European Press Contact:
Citigate Dewe Rogerson
Justin Griffiths	T: +44 (0) 20 7282 2920

North American Press Contact:
Abernathy MacGregor
Carina Davidson/Allyson Morris	T: +1 212-371-5999
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